                                                                   EXHIBIT 10.15

                           LOAN OUT SERVICE AGREEMENT


         This Loan Out Service Agreement is made effective March 26, 2003, between Panavision, Inc., a Delaware Corporation ("Panavision" or the "Company"), and Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP ("ZBBFG-L&S"), with reference to the following:


         A. Panavision wishes to utilize the services of Kenneth Ziffren, Esq. ("Executive") on the terms and conditions set forth herein.

         B. ZBBFG-L&S wishes to provide the services of Executive to Panavision on the terms and conditions set forth herein.

               1. Term of this Agreement: The term of this Agreement shall be for a period of three years ("Term") (unless terminated sooner as provided herein) commencing on the date both parties have signed this Agreement. Each year of the Term of this Agreement ("Term Year") will commence on March 26th of the current calendar year and end on March 25th of the following calendar year.

               2. Executive's Services: Executive will serve as Co-Chairman of the Company, or such other title as may be mutually agreed by Panavision and the Executive, and shall report to the Executive Committee of Panavision. Executive will devote his time and attention to Panavision's business affairs as reasonably necessary during the Term of this Agreement on matters reasonably requested by the Company's senior executive officers and the Executive Committee of Panavision, including (but not limited to) long-term strategy and customer relationships. In addition, Panavision's Board of Directors may from time to time give Executive certain specific tasks to perform on Panavision's behalf. Panavision agrees and acknowledges that Executive will not render legal advice or legal services to the Company during the Term and that neither Executive nor ZBBFG-L&S is being retained by the Company to render legal services. The parties agree that Executive shall not be an employee of the Company and that nothing in this Agreement shall be construed to establish an employment relationship between Executive and the Company.

               3. Compensation: ZBBFG-L&S accepts as full compensation for Executive's non-exclusive services under this Agreement:

                    3.1. An annual sum of $250,000.00 ("Base Compensation") to be paid in twelve equal installments, with the initial payment to be made on the Effective Date of this Agreement and each succeeding payment to be made on a monthly basis thereafter.

                    3.2 An annual bonus for each calendar year or portion thereof during the Term, payable at the same time as bonuses for senior executives of the Company or by March 15, whichever is earlier, the amount of which will be calculated as follows:
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                         a. If the targets for the calendar year set forth in
the Executive Incentive Compensation Plan are met or exceeded, the amount of the bonus will be not less than 100% of Base Compensation as set forth in sub-Paragraph 3.1;

                         b. Otherwise, the amount of the bonus will be not less
than the percentage of salary for bonus purposes assigned to the Chief Executive Officer of Panavision for the year in question (but not more than 100%) multiplied by Base Compensation.

                         c. For any period of less than a full calendar year
during the Term, the Executive shall be paid a bonus in accordance with paragraphs 3.2(a) and (b), except that the amount of the bonus shall be prorated to reflect the number of full calendar months of service rendered during that calendar year pursuant to this Agreement.

                         3.3 In addition to the amounts to be paid to ZBBFG-L&S
pursuant to Section 3.1 and Section 3.2, ZBBFG-L&S shall be entitled to receive a payment (the "Equity Participation Payment") at the time and in an amount determined pursuant to this Section 3.3. The Equity Participation Payment shall be made within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the Term pursuant to Section 1 or the last day on account of which the Company made a payment of Base Salary pursuant to Section 3.1, as applicable (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and
(iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The Equity Participation Payment may be subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders of the Company next following the execution and delivery of this Agreement.

                         3.4 Business Expense Reimbursement: If Executive incurs
expenses arising out of the provision of services under the terms of this Agreement, Executive will be reimbursed pursuant to Panavision's then current business expenses reimbursement policies and procedures.

               4.  Termination:

                         4.1 Cause: In the event of:

                              a. gross neglect by the Executive regarding the
provision of his services hereunder;

                              b. conviction of the Executive of any felony;

                              c. conviction of the Executive of any lesser crime
or offense involving the property of Panavision or any of its subsidiaries or affiliates;

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                              d. willful misconduct by the Executive in
connection with the performance of any material portion of the Executive's duties hereunder;

                              e. breach by the Executive of any material
provision of this Agreement;

                              f. breach by the Executive of Panavision's
official written Code of Conduct as in effect from time to time; or

                              g. any other conduct on the part of the Executive
which would make the provision of Executive's services to Panavision materially prejudicial to the best interests of Panavision,

then Panavision may at any time by written notice to the Executive terminate the Term, provided, however, that in the case of any matter covered by clauses (a),
(d), (e) or (g), Panavision shall first have given the Executive written notice of the conduct (or lack thereof) at issue and 30 days within which to cure. Upon such termination, this Agreement shall terminate and ZBBFG-L&S and/or the Executive shall be entitled to receive no further amounts or benefits hereunder, except Base Compensation as shall have been earned to the date of such termination.

                         4.2  Termination Without Cause:Panavision may terminate
this Agreement without cause upon the giving of ten (10) days written notice without any further liability than that set forth herein.

                              a. If this  Agreement is  terminated  pursuant to
this sub-Paragraph 4.2 Panavision will pay to ZBBFG-L &S: (i) the amount of the Base Compensation not yet paid for the remainder of the Term Year as of the date on which this Agreement is terminated or the sum of $125,000.00, whichever is greater; (ii) a sum equal to a percentage of the bonus set forth in sub-Paragraph 3.2 which percentage will be equivalent to the number of days which have elapsed in the Term Year as of the date on which this Agreement is terminated divided by 365; and (iii) the Equity Participation Payment pursuant to Section 3.3.

               5. Assignment: The rights of Panavision under this Agreement may, without the consent of Executive, be assigned by Panavision, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Panavision, provided such person, firm, corporation or other business entity is controlled, directly or indirectly, by Ronald O. Perelman.

               6. Confidential Information: During the provision of Executive's services hereunder, Executive may come into possession of Panavision's proprietary information, confidential information and/or trade secrets ("Confidential Information"). In order to insure that such Confidential Information is not misappropriated, Executive will execute and abide by Panavision's Confidential Information Agreement at the time this Agreement is executed by the parties.

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


               7. Insurance. Throughout the Term, and thereafter for so long as any claim may be interposed against Executive related to his services under this Agreement, Panavision shall maintain, without cost to Executive, Directors and Officers Liability insurance covering Executive, with limits of liability of amounts not less than those in effect as of the date of this Agreement.

               8. Notices: Any notice required under this Agreement shall be in writing and shall be delivered by messenger and facsimile:


                          a. If to Panavision, at

                             PANAVISION, INC.
                             6219 De Soto Avenue
                             Woodland Hills, California 91367
                             Attention:        Eric W. Golden
                             818-316-1120

                          b. If to ZBBFG-L&S, at

                             Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP
                             1801 Century Park West
                             Los Angeles, California  90067
                             Attention:        Kenneth Ziffren
                             310-553-7068

                             and:

                          c. Kenneth Ziffren, Esq.

                             1801 Century Park West
                             Los Angeles, California  90067
                             310-553-7068


               9. Arbitration: Any claim, dispute or controversy between or among the Company, Executive or ZBBFG-L&S arising out of or relating to the provisions of this Agreement (including, without limitation, any claim relating to the purported meaning, validity, interpretation, effect, enforceability, performance, enforcement or breach of any provision of this Agreement), whether in contract or tort (collectively, "Dispute") shall be resolved by final and binding arbitration conducted by J.A.M.S. in accordance with its Comprehensive Arbitration Rules in Los Angeles, California, except that the parties may conduct discovery in accordance with the California Arbitration Act (Code of Civil Procedure Section 1280 et. seq.). The arbitrability of any such Dispute shall likewise be determined in such arbitration. The parties hereby acknowledge that by agreeing to arbitrate Disputes pursuant to this Section 7, they have hereby waived their respective rights to trial by jury. Panavision shall advance the costs of the arbitration, including arbitrator's fees and expenses but not including the attorney's fees of


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Executive or any other party. Notwithstanding the foregoing sentence, the arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail. The determinations, findings, judgments, damages and/or awards rendered through any such arbitration shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction.

               10. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly in such state, and without regard to the conflicts of laws principles thereof. The parties shall mutually prepare and approve a press release concerning this Agreement.



                                           PANAVISION, INC.



Dated:       April 10, 2003                By         /S/     HOWARD GITTIS
         ----------------------------             ----------------------------
                                                  Its  Vice Chairman
                                                     -------------------------



                                           ZIFFREN, BRITTENHAM, BRANCA, FISCHER,
                                           GILBERT-LURIE & STIFFELMAN LLP



Dated:       April 10, 2003                By         /S/     KENNETH ZIFFREN
         ----------------------------             ----------------------------
                                                  Its  Partner
                                                     -------------------------



Dated:       April 10, 2003                By        /S/     KENNETH ZIFFREN
         ----------------------------             ----------------------------
                                                       Kenneth Ziffren



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